Exhibit 99.1

Earnings Results & Supplemental Information
For the Three Months Ended March 31, 2025

Q1 2025

FLATIRON CROSSING
BROOMFIELD, CO

TAVERNA
SCOTTSDALE FASHION SQUARE
SCOTTSDALE, AZ

GREEN ACRES
WONDERBURGER
GREEN ACRES
VALLEY STREAM, NY

EARNINGS RELEASE AND
SUPPLEMENTAL INFORMATION

MACERICH®

The Macerich Company
Earnings Results & Supplemental Information
For the Three Months Ended March 31, 2025

Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
March 31, 2025

We own 42 million square feet of real estate consisting primarily of interests in 39 regional retail centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for ten consecutive years.

Results for the Quarter:

•The net loss attributable to the Company was $50.1 million or $0.20 per share-diluted during the first quarter of 2025, compared to the net loss attributable to the Company of $126.7 million or $0.59 per share-diluted attributable to the Company for the quarter ended March 31, 2024.

•Funds from Operations (“FFO”) excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments was $87.4 million or $0.33 per share-diluted during the first quarter of 2025, compared to $74.6 million or $0.33 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments for the quarter ended March 31, 2024.

•Same center net operating income (“NOI”), excluding lease termination income, increased 0.9% in the first quarter of 2025 compared to the first quarter of 2024.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended March 31, 2025 were $837 compared to $837 for both the year ended December 31, 2024 and the twelve months ended March 31, 2024.

•Portfolio occupancy as of March 31, 2025 was 92.6%, a 0.8% decrease compared to the 93.4% occupancy rate at March 31, 2024 and a 1.5% decrease compared to the 94.1% occupancy rate at December 31, 2024. The decrease was driven primarily by temporary and holiday specialty tenants.

•During the first quarter of 2025, we signed leases for 2.6 million square feet, a 156% increase in leased square footage compared to the first quarter of 2024, on a comparable center basis. The increase was driven by strong renewal leasing volume of 2.3 million square feet.

•New store leases are expected to produce total gross revenue of approximately $80 million at our share in excess of the revenue generated in 2024 from prior uses in those same spaces. This new store leasing pipeline represents a cumulative estimate and includes open stores, leases signed not open, and leases in documentation that will or have commenced from 2024 through 2028.

•Base rent re-leasing spreads were 10.9% greater than expiring base rent for the trailing twelve months ended March 31, 2025. This was the fourteenth consecutive quarter of positive base rent leasing spreads.

Balance Sheet:

Year-to-date in 2025, we were actively engaged in numerous transactions, including the following financing and disposition activity:

•On February 7, 2025, our joint venture repaid the $14.5 million mezzanine loan in full and $14.5 million of the first mortgage on FlatIron Crossing and obtained a 90-day extension for the remaining $140.5 million balance of the first mortgage. The mezzanine loan had an interest rate of SOFR + 12.25% and the first mortgage had an interest rate of SOFR + 290.

•On March 27, 2025, we closed on a new $340 million, ten-year mortgage loan on Washington Square. The new loan bears interest at a fixed rate of 5.58%, is interest only during the entire loan term, and matures on April 6, 2035. We used a portion of the net proceeds from this financing to repay the remaining first mortgage on FlatIron Crossing, which was approximately $72 million at our share, and to repay the balance outstanding on our $650 million revolving line of credit, which was $110 million. The first mortgage on FlatIron had an interest rate of SOFR + 290 and the revolving line of credit had an effective interest rate of approximately 7.1%. FlatIron Crossing is now unencumbered.

•On March 27, 2025, we closed on the sale of Wilton Mall for $25 million. This asset was unencumbered.

The Macerich Company
Executive Summary
March 31, 2025
•On April 30, 2025, we closed on the sale of SouthPark for $11 million. This asset was unencumbered.

As of the date of this filing, we had approximately $995 million of liquidity, including $650 million of available capacity on our $650 million revolving line of credit.

Fiscal Year 2024 Guidance
Dividend:

On April 28, 2025, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on June, 17, 2025 to stockholders of record at the close of business on June 3, 2025.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on May 12, 2025 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available until May 26, 2025.

About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of the date of this filing, the Operating Partnership owned or had an ownership interest in 42 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 39 regional retail centers, two community/power shopping centers and one redevelopment property. These 42 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.
All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis, which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements, which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the Path Forward Plan and its ability to meet the established goals under such Plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of tariffs and elevated interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, elevated interest rates and its impact on the financial condition and results of operations of the Company, including as a result of any increased borrowing costs on the Company's outstanding floating-rate debt and defaults on mortgage loans, availability, terms and cost of financing, and operating

The Macerich Company
Executive Summary
March 31, 2025
expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including elevated inflation, supply chain disruptions and construction delays), acquisitions and dispositions; adverse impacts from any pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence, which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended March 31,
	Unaudited
	2025	2024
Revenues:
Leasing revenue	$235,647	$191,652
Other income	8,656	8,902
Management Companies' revenues	4,921	8,229
Total revenues	249,224	208,783
Expenses:
Shopping center and operating expenses	85,163	74,187
Management Companies' operating expenses	20,783	19,199
Leasing expenses	11,219	10,522
REIT general and administrative expenses	7,612	7,643
Depreciation and amortization	92,562	68,351
Interest expense (a)	69,074	52,190
Total expenses	286,413	232,092
Equity in loss of unconsolidated joint ventures	(799)	(73,276)
Income tax benefit	822	1,224
Loss on sale or write down of assets, net	(13,987)	(36,085)
Net loss	(51,153)	(131,446)
Less net loss attributable to noncontrolling interests	(1,030)	(4,718)
Net loss attributable to the Company	$(50,123)	$(126,728)

Weighted average number of shares outstanding - basic	252,992	216,036
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	263,851	226,141

Earnings per share ("EPS") - basic	$(0.20)	$(0.59)
EPS - diluted	$(0.20)	$(0.59)
Dividend paid per share	$0.17	$0.17
FFO - basic and diluted (b) (c)	$80,973	$66,545
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments(b) (c)	$87,372	$74,600
FFO per share - basic and diluted (b) (c)	$0.31	$0.29
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments(b) (c)	$0.33	$0.33

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)Prior to June 13, 2024, the Company accounted for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company included in interest expense (i) an expense of $2,939 to adjust for the change in the fair value of the financing arrangement obligation during the three months ended March 31, 2024; (ii) distributions of $800 to its partner representing the partner's share of net income for the three months ended March 31, 2024; and (iii) distributions of $700 to its partner in excess of the partner's share of net income for the three months ended March 31, 2024. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. On June 13, 2024, the partnership agreement between the Company and its partner was amended. As a result of this modification, the Company no longer accounts for its investment in Chandler Fashion Center as a financing arrangement and deconsolidated the joint venture during the three months ended June 30, 2024. Effective June 13, 2024, the Company accounts for its investment in Chandler Fashion Center under the equity method of accounting. References to "Chandler Freehold" for the period November 16, 2023 through June 13, 2024 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

Prior to June 13, 2024, the Company accounted for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognized financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excluded the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and gain or loss on non-real estate investments.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. Effective April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place. GAAP requires that the Company accrue default interest expense, which is not expected to be paid and is expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that the accrual of default interest on non-recourse loans, and the related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded.
The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments (c):

	For the Three Months Ended March 31,
	Unaudited
	2025	2024
Net loss attributable to the Company	$(50,123)	($126,728)
Adjustments to reconcile net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(2,156)	(5,930)
Loss on sale or write down of consolidated assets, net	13,987	36,085
Add: gain on undepreciated asset sales from consolidated assets	923	—
Loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	1,111	57,655
Add: loss on undepreciated asset sales from unconsolidated joint ventures (pro rata)	(210)	(17)
Depreciation and amortization on consolidated assets	92,562	68,351
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(564)	(1,733)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	27,783	40,697
Less: depreciation on personal property	(2,340)	(1,835)
FFO attributable to common stockholders and unit holders - basic and diluted	80,973	66,545
Financing expense in connection with Chandler Freehold	—	3,639
Accrued default interest expense	3,000	(1,045)
Loss on non-real estate investments	3,399	5,461
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments - basic and diluted	$87,372	$74,600

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended March 31,
	Unaudited
	2025	2024
EPS - diluted	$(0.20)	$(0.59)
Per share impact of depreciation and amortization of real estate	0.45	0.47
Per share impact of loss on sale or write down of assets, net	0.06	0.41
FFO per share - basic and diluted	0.31	0.29
Per share impact of financing expense in connection with Chandler Freehold	—	0.02
Per share impact of accrued default interest expense	0.01	—
Per share impact of loss on non-real estate investments	0.01	0.02
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments	$0.33	$0.33

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net loss attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended March 31,
	Unaudited
	2025	2024
Net loss attributable to the Company	$(50,123)	$(126,728)
Interest expense - consolidated assets	69,074	52,190
Interest expense - unconsolidated joint ventures (pro rata)	22,158	35,290
Depreciation and amortization - consolidated assets	92,562	68,351
Depreciation and amortization - unconsolidated joint ventures (pro rata)	27,783	40,697
Noncontrolling interests in the OP	(2,156)	(5,930)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(923)	(4,201)
Loss on sale or write down of assets, net - consolidated assets	13,987	36,085
Loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	1,111	57,655
Income tax benefit	(822)	(1,224)
Distributions on preferred units	87	87
Adjusted EBITDA (a)	172,738	152,272
REIT general and administrative expenses	7,612	7,643
Management Companies' revenues	(4,921)	(8,229)
Management Companies' operating expenses	20,783	19,199
Leasing expenses, including joint ventures at pro rata	12,043	11,384
Corporate and other (income) expenses (b)	(6,087)	2,068
Straight-line and above/below market adjustments	(982)	3,503
NOI - All Centers	201,186	187,840
NOI of non-Same Centers	(4,885)	2,929
NOI - Same Centers (c)	196,301	190,769
Lease termination income of Same Centers	(4,971)	(1,181)
NOI - Same Centers, excluding lease termination income (c)	$191,330	$189,588
NOI - Same Centers percentage change, including lease termination income (c)	2.9%
NOI - Same Centers percentage change, excluding lease termination income (c)	0.9%

(a)     Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(b) Includes (income) expense components excluded from NOI – All Centers, including legal claims settlement income, interest income, non-real estate investments, and other assets.

(c)     The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses, Corporate and other income and expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	3/31/2025	12/31/2024	12/31/2023
	(dollars in thousands, except per share data)
Closing common stock price per share	$17.17	$19.92	$15.43
52 week high	$22.27	$22.27	$16.54
52 week low	$12.99	$12.99	$8.77
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	263,911,886	263,739,694	226,095,455
Total common and equivalent shares/units outstanding	264,011,451	263,839,259	226,195,020
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,798,037	$6,647,576	$6,919,579
Equity market capitalization	4,533,077	5,255,678	3,490,189
Total market capitalization	$11,331,114	$11,903,254	$10,409,768
Debt as a percentage of total market capitalization	60.0%	55.9%	66.5%

Portfolio Capitalization at March 31, 2025

Floating Rate Debt 3.1%
Common Equity 40.0%
Fixed Rate Debt 56.9%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2024	10,814,198	252,925,496	99,565	263,839,259
Conversion of partnership units to common shares	(6,100)	6,100	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	73,363	98,829	—	172,192
Balance as of March 31, 2025	10,881,461	253,030,425	99,565	264,011,451

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

For the Three Months Ended March 31,
2025
Revenues:
Leasing revenue	$235,647
Other income	8,656
Management Companies' revenues	4,921
Total revenues	249,224
Expenses:
Shopping center and operating expenses	85,163
Management Companies' operating expenses	20,783
Leasing expenses	11,219
REIT general and administrative expenses	7,612
Depreciation and amortization	92,562
Interest expense	69,074
Total expenses	286,413
Equity in loss of unconsolidated joint ventures	(799)
Income tax benefit	822
Loss on sale or write down of assets, net	(13,987)
Net loss	(51,153)
Less net loss attributable to noncontrolling interests	(1,030)
Net loss attributable to the Company	$(50,123)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of March 31, 2025
(Dollars in thousands)

ASSETS:
Property, net (a)	$7,021,458
Cash and cash equivalents	253,248
Restricted cash	91,259
Tenant and other receivables, net	127,088
Right-of-use assets, net	108,830
Deferred charges and other assets, net	346,419
Due from affiliates	3,190
Investments in unconsolidated joint ventures	728,567
Total assets	$8,680,059

LIABILITIES AND EQUITY:
Mortgage notes payable	$5,232,196
Accounts payable and accrued expenses	94,563
Lease liabilities	65,505
Other accrued liabilities	342,492
Distributions in excess of investments in unconsolidated joint ventures	201,380
Total liabilities	5,936,136
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,528
Additional paid-in capital	6,161,896
Accumulated deficit	(3,500,838)
Accumulated other comprehensive loss	(14)
Total stockholders' equity	2,663,572
Noncontrolling interests	80,351
Total equity	2,743,923
Total liabilities and equity	$8,680,059

(a)Includes construction in progress of $321,906.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended March 31, 2025
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(1,405)	$72,267
Other income	(938)	5,863
Total revenues	(2,343)	78,130
Expenses:
Shopping center and operating expenses	(279)	27,038
Leasing expense	(15)	839
Depreciation and amortization	(564)	27,783
Interest expense	(359)	22,158
Total expenses	(1,217)	77,818
Equity in loss of unconsolidated joint ventures	—	799
Loss on sale or write down of assets, net	—	(1,111)
Net income	(1,126)	—
Less net income attributable to noncontrolling interests	(1,126)	—
Net income attributable to the Company	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of March 31, 2025
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(18,970)	$2,045,869
Cash and cash equivalents	(1,059)	59,419
Restricted cash	—	23,327
Tenant and other receivables, net	(297)	58,020
Right-of-use assets, net	—	66,357
Deferred charges and other assets, net	(650)	36,879
Due from affiliates	53	(1,580)
Investments in unconsolidated joint ventures, at equity	—	(728,567)
Total assets	$(20,923)	$1,559,724

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,075)	$1,598,916
Accounts payable and accrued expenses	(436)	28,956
Lease liabilities	—	64,687
Other accrued liabilities	(21,519)	68,545
Distributions in excess of investments in unconsolidated joint ventures	—	(201,380)
Total liabilities	(55,030)	1,559,724
Equity:
Stockholders' equity	—	—
Noncontrolling interests	34,107	—
Total equity	34,107	—
Total liabilities and equity	$(20,923)	$1,559,724

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $82 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $104,870 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31, 2025
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$160,148	$(1,013)	$159,135	$50,136	$209,271
Percentage rents	4,254	(16)	4,238	1,685	5,923
Tenant recoveries	67,262	(341)	66,921	18,934	85,855
Other	5,541	(43)	5,498	1,590	7,088
Bad debt expense	(1,558)	8	(1,550)	(78)	(1,628)
Total leasing revenue	$235,647	$(1,405)	$234,242	$72,267	$306,509

(a)Represents the Company’s partners’ share of consolidated joint ventures.

(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of March 31,
	2025	2024

	dollars in millions
Straight-line rent receivable	$134.5	$154.1

	For the Three Months Ended March 31,
	2025	2024

	dollars in millions
Lease termination income (b)	$5.0	$1.2
Straight-line rental income (expense) (b)	$(0.2)	$(3.9)
Business development and parking income (c)	$12.8	$14.4
Gain on sales or write down of undepreciated assets	$0.7	$—
Amortization of acquired above and below-market leases, net revenue (b)	$1.2	$0.4
Amortization of debt discounts, net	$(9.1)	$(0.4)
Bad debt expense (b)	$1.6	$4.0
Leasing expense	$12.0	$11.4
Interest capitalized	$6.4	$7.7
Employee Severance Costs	$1.8	$0.5
Legal claims settlement income, net	$6.0	$—
Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income	$—	$0.8
Distributions in excess of partners' share of net income (e)	—	0.7
Fair value adjustment (e)	—	2.9
Total Chandler Freehold financing arrangement expense (d)	$—	$4.4

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income. Effective with the quarter ending September 30, 2024, these accounting adjustments are no longer applicable due to the Company accounting for its investment in Chandler Fashion Center under the equity method of accounting effective June 13, 2024.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Three Months Ended March 31,		For the Twelve Months Ended December 31,
	2025	2024	2024	2023
	dollars in millions
Consolidated Centers
Acquisitions of property (b)	$—	$—	$170.8	$46.7
Property improvements	2.9	4.2	43.3	36.3
Development, redevelopment, expansions and renovations of Centers	34.0	18.2	104.5	94.6
Tenant allowances	3.9	2.9	20.6	27.1
Deferred leasing charges	1.5	1.2	4.4	5.6
Total	$42.3	$26.5	$343.6	$210.3
Unconsolidated Joint Venture Centers
Property improvements	$1.2	$2.3	$14.4	$17.6
Development, redevelopment, expansions and renovations of Centers	13.5	8.7	39.8	58.1
Tenant allowances	1.4	3.1	21.0	18.5
Deferred leasing charges	0.5	1.9	5.6	4.6
Total	$16.6	$16.0	$80.8	$98.8

(a)All joint venture amounts at pro rata.

(b)Breakdown of acquisitions of property:

	Acquisition Date	For the Three Months Ended March 31,		For the Twelve Months Ended December 31,
		2025	2024	2024	2023
		dollars in millions
Acquisition of the Company's joint venture partner's 40% interest in Lakewood Center, Los Cerritos Center and Washington Square	10-24-2024	$—	$—	$129.0	$—
Acquisition of former Sears parcel at Inland Center	5-17-2024	—	—	5.4	—
Acquisition of the Company's joint venture partner's 40% interest in Arrowhead Towne Center and South Plains Mall	5-14-2024	—	—	36.4	—
Acquisition of the Company’s joint venture partner's 50% interest in five former Sears parcels. These five parcels are located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square	5-18-2023	—	—	—	46.7
Total		$—	$—	$170.8	$46.7

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Asset Dispositions / Loan Give-Backs
(Dollars in millions)

The following is a Summary of the Company’s Asset Dispositions and Loan Givebacks for the three months ended March 31, 2025, and for the twelve months ended December 31, 2024:

Property/Location	Disposition Date		Gross Sale Price (at 100%)	Gross Sale Price (at Company's Share)	Reduction of Debt (at Company's Share)

I. Asset Dispositions
Wilton Mall, Saratoga Springs, New York	03-27-2025		$24.8	$24.8	$—
The Oaks, Thousand Oaks, California	12-10-2024		157.0	157.0	147.8
Southridge Mall, Des Moines, Iowa	11-25-2024		4.0	4.0	0.0
Biltmore Fashion Park, Phoenix, Arizona	07-31-2024	(a)	110.0	110.0	0.0
Former department store parcel at Valle Vista Mall, Harlingen, Texas	06-28-2024		7.1	7.1	0.0
Country Club Plaza, Kansas City, Missouri	06-28-2024	(b)	175.6	147.7	147.7
Subtotal			$478.5	$450.6	$295.5

Various land parcels in separate transactions with certain joint venture partners:
For the three months ending March 31, 2025	2025		$23.0	$7.1	$—
For the twelve months ending December 31, 2024	2024		36.3	6.3	—
Subtotal			59.3	13.4	$—

Total - Asset Dispositions			$537.8	$464.0	$295.5

II. Loan Give-Backs
Santa Monica Place, Santa Monica, California	Pending	(c)	$300.0	$300.0	$300.0

Total - Loan Give-Backs			$300.0	$300.0	$300.0

Grand Total - Asset Dispositions/Loan Give-Backs (d)			$837.8	$764.0	$595.5

(a)The Company sold its 50% joint venture partnership interest in the property.

(b)The total sales price for Country Club Plaza was $175.6 million. Concurrent with the sale, the remaining amount owed by the joint venture under the $295.5 million loan ($147.7 million at the Company's share) was forgiven by the lender.
(c) For purposes of this schedule, the Company has included Santa Monica Place. The Company has completed transition of the property to a receiver but is still owner of record. The above loan balance excludes loan amortization costs of $0.9 million.
(d)For purposes of this schedule, the Company aggregated asset dispositions and loan give-backs.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
3/31/2025	$743	$1,054	$837
3/31/2024	$713	$1,005	$837
12/31/2024	$743	$1,054	$837

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot excludes Community Centers and Santa Monica Place.

Trailing Twelve Month Sales Per Square Foot
$837
$837
March 2024
March 2025

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
3/31/2025	91.6%	94.4%	92.6%
3/31/2024	93.0%	93.9%	93.4%
12/31/2024	93.7%	95.0%	94.1%
12/31/2023	93.6%	93.5%	93.5%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes Community Centers, Santa Monica Place, and spaces under redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot (a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
3/31/2025	$66.98	$65.12	$62.57
3/31/2024	$62.05	$60.80	$53.14
12/31/2024	$65.62	$61.16	$61.45
12/31/2023	$61.66	$58.97	$50.14
Unconsolidated Joint Venture Centers
3/31/2025	$78.18	$86.08	$65.19
3/31/2024	$71.82	$67.26	$58.46
12/31/2024	$76.11	$86.78	$64.79
12/31/2023	$70.42	$64.42	$55.74
All Retail Centers
3/31/2025	$69.21	$69.99	$63.13
3/31/2024	$65.40	$62.95	$54.88
12/31/2024	$67.72	$67.74	$62.27
12/31/2023	$64.68	$61.00	$52.04

(a)Average base rent per square foot is based on spaces 10,000 square feet and under, excluding Santa Monica Place. All joint venture amounts are included at pro rata.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	March 31, 2025	December 31, 2024
Consolidated Centers
Minimum rents	8.1%	8.1%
Percentage rents	0.6%	0.6%
Expense recoveries (a)	3.2%	3.1%
Total	11.9%	11.8%

Unconsolidated Joint Venture Centers
Minimum rents	7.6%	7.6%
Percentage rents	1.0%	1.0%
Expense recoveries (a)	3.3%	3.2%
Total	11.9%	11.8%

All Centers
Minimum rents	8.0%	7.8%
Percentage rents	0.7%	0.8%
Expense recoveries (a)	3.2%	3.2%
Total	11.9%	11.8%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio Real Estate NOI (a)
California	25.5%
New York	19.7%
Arizona	19.1%
Pennsylvania & Virginia	9.9%
New Jersey & Connecticut	8.7%
Oregon	6.5%
Colorado & Illinois	6.4%
Other(b)	4.2%
Total	100.0%

(a)The percentage of Portfolio 2024 Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2024 Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
March 31, 2025
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,076,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,272,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	737,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,016,000
5	100%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	799,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	529,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	685,000
8	100%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,535,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	ongoing	2,064,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	670,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,092,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	325,000
14	100%	Lakewood Center(d) Lakewood, California	1953/1975	2008	2,048,000
15	100%	Los Cerritos Center(d) Cerritos, California	1971/1999	2016	1,011,000
16	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	855,000
17	100%	Pacific View Ventura, California	1965/1996	2001	884,000
18	100%	Queens Center(c) Queens, New York	1973/1995	2004	967,000
19	100%	Santa Monica Place(e) Santa Monica, California	1980/1999	ongoing	533,000
20	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,203,000
21	100%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,315,000
22	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000
23	100%	Stonewood Center(c) Downey, California	1953/1997	1991	925,000

The Macerich Company
Property Listing
March 31, 2025

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	954,000
25	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	508,000
26	100%	Valley River Center Eugene, Oregon	1969/2006	2007	814,000
27	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	576,000
28	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
29	100%	Washington Square(d) Portland, Oregon	1974/1999	2005	1,299,000
		Total Consolidated Centers			28,384,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
30	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
31	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,401,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
33	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,008,000
34	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	ongoing	1,397,000
35	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	439,000
36	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	1,875,000
37	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	683,000
38	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,848,000
39	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			10,821,000
		Total Retail Centers			39,205,000

COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(f) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	206,000
		Total Community / Power Centers			580,000
OTHER ASSETS:
	100%	Various(g)	—	—	191,000
	50%	Scottsdale Fashion Square-Office(f) Scottsdale, Arizona	1984/2002	2016	123,000
	50%	Scottsdale Fashion Square-Caesars Republic Hotel(f) Scottsdale, Arizona	2024	2024	245,000

The Macerich Company
Property Listing
March 31, 2025

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	50%	Tysons Corner Center-Office(f) Tysons Corner, Virginia	1999/2005	2012	171,000
	50%	Hyatt Regency Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	399,000
	50%	Tysons Tower(f) Tysons Corner, Virginia	2014	2014	547,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (f)(h) Phoenix, Arizona	1979/2002	ongoing	365,000
		Total Other Assets			2,331,000
		Grand Total			42,116,000

The Company owned or had an ownership interest in 39 retail centers (including office, hotel and residential space adjacent to these shopping centers), two community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)On October 24, 2024, the Company acquired its partner’s 40% interest in the Pacific Premier Retail Trust portfolio, which includes Washington Square, Los Cerritos Center, and Lakewood Center. All three assets are now wholly owned by the Company.

(e)The Company has completed transition of the property to a receiver, but is still the owner on record.

(f)Included in Unconsolidated Joint Venture Centers.

(g)Included in Consolidated Centers.

(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The first phase began opening in the fourth quarter of 2024. The existing Costco and JC Penney stores currently remain open, and have been open during the entire construction period.

The Macerich Company
Joint Venture List
March 31, 2025
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	206,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,401,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,008,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,397,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	439,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Paradise Valley Mall	5%	5%	Various Entities	365,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,203,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,875,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
Scottsdale Fashion Square-Hotel	50%	50%	Scottsdale Fashion Square Partnership	245,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	683,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,848,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	171,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	547,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
West Acres	19%	19%	West Acres Development, LLP	673,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)This Center has a former Sears store, which was acquired from joint venture partner Seritage Growth Properties and is now wholly owned and controlled by the Company. The GLA of the former Sears store, or tenant replacing the former Sears store, at this Center is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.

The Macerich Company
Net Debt to Adjusted EBITDA
(Dollars in Thousands, at Company's Pro Rata Share)

Total Company's Pro Rata Share of Debt		$6,798,037	(a)
Less: Cash, including joint ventures at the Company's share		(311,608)
Restricted Cash, including joint ventures at the Company's share	$(114,586)
Exclude: Restricted Cash that is not loan cash collateral	55,609
Less: Restricted Cash - loan cash collateral		(58,977)	(b)
Less: Debt for Santa Monica Place (lender-controlled)		(299,121)
Net Debt		6,128,331	(c)

Adjusted EBITDA (trailing twelve months)	$727,673		(d)
Plus: Leasing expenses (trailing twelve months)	44,811		(e)
Plus: EBITDA Impact from investment (gains)/ losses on non-real estate investments (trailing twelve months)	10,758		(f)
Plus: Adjustment for acquisitions and dispositions (trailing twelve months)	(9,402)		(g)
Plus: Other Adjustments (trailing twelve months)	(2,545)		(h)
Adjusted EBITDA, as further modified (trailing twelve months)		$771,295
Net Debt to Adjusted EBITDA, as further modified		7.95x	(i)

(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. As of March 31, 2025, the Company’s pro rata share of unamortized debt discounts and loan finance costs were $66.8 million and $28.0 million, respectively.

(b)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.

(c)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

(d)Adjusted EBITDA for the trailing twelve months is calculated as follows:

	Add:	Subtract:	Add:
	For the Three Months Ended	For the Three Months Ended	For the Twelve Months Ended	Trailing Twelve Months
	March 31, 2025	March 31, 2024	December 31, 2024	March 31, 2025

Adjusted EBITDA, as reported	$ 172,738	$ 152,272	$ 707,207	$ 727,673
For a reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2025 and 2024 see page 7 and for the twelve months ended December 31, 2024, see the Company’s Supplemental Information for the fourth quarter on the Company’s website.

(e)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REIT's.

(f)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.

(g)Represents the net forward EBITDA adjustment to properly account for the trailing twelve-months Adjusted EBITDA for: A) the acquisitions of: i) Arrowhead Towne Center, ii) South Plains Mall; iii) Lakewood Center, iv) Los Cerritos Center and v) Washington Square and Square Too; B) the dispositions of i) One Westside, ii) Country Club Plaza, iii) Biltmore Fashion Park, iv) the stand-alone parcel at Valle Vista Mall, v) Southridge Mall, vi) The Oaks, and vii) Wilton Mall; and C) loans in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.

(h)Represents the adjustment for employee severance costs and legal claims settlement income, net.

(i)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of March 31, 2025
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$4,933,075	$299,121	$5,232,196
Bank and other notes payable	—	—	—
Total debt per Consolidated Balance Sheet	4,933,075	299,121	5,232,196
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,075)	—	(33,075)
Adjusted Consolidated Debt	4,900,000	299,121	5,199,121
Add: Company’s share of debt from unconsolidated joint ventures	1,552,467	46,449	1,598,916
Total Company’s Pro Rata Share of Debt	$6,452,467	$345,570	$6,798,037
Weighted average interest rate	5.40%	6.60%	5.46%
Weighted average maturity (years)			3.80

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of March 31, 2025
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
South Plains Mall	11/06/25	7.97%	$195,542	$—	$195,542
Vintage Faire Mall	03/06/26	3.55%	218,149	—	218,149
Lakewood Center	06/01/26	8.00%	305,142	—	305,142
Fashion Outlets of Niagara Falls USA	10/06/26	6.52%	79,958	—	79,958
Fresno Fashion Fair	11/01/26	3.67%	324,702	—	324,702
Los Cerritos Center	11/01/27	5.77%	472,156	—	472,156
Green Acres Mall	01/06/28	6.62%	362,619	—	362,619
Arrowhead Towne Center	02/01/28	6.75%	352,152	—	352,152
SanTan Village Regional Center (b)	07/01/29	4.34%	186,545	—	186,545
Freehold Raceway Mall	11/01/29	3.94%	399,252	—	399,252
Queens Center	11/06/29	5.45%	523,032	—	523,032
Kings Plaza Shopping Center	01/01/30	3.71%	535,878	—	535,878
Fashion Outlets of Chicago	02/01/31	4.61%	299,487	—	299,487
Pacific View	05/06/32	5.45%	70,337	—	70,337
Danbury Fair Mall	02/06/34	6.59%	152,227	—	152,227
Victor Valley, Mall of	09/06/34	6.85%	83,956	—	83,956
Washington Square	04/06/35	5.61%	338,866	—	338,866
Total Fixed Rate Debt for Consolidated Assets		5.40%	$4,900,000	$—	$4,900,000
Santa Monica Place (c)	12/09/24	6.27%	$—	$299,121	$299,121
The Macerich Partnership, L.P. - Line of Credit (d) (e)	02/01/28	—	—	—	—
Total Floating Rate Debt for Consolidated Assets		6.27%	$—	$299,121	$299,121
Total Debt for Consolidated Assets		5.45%	$4,900,000	$299,121	$5,199,121
II. Unconsolidated Assets (At Company’s pro rata share):
Twenty Ninth Street (51%)	02/06/26	4.10%	$76,500	$—	$76,500
Deptford Mall (51%) (d)	04/03/26	3.98%	70,464	—	70,464
Paradise Valley II (5%)	07/21/26	6.95%	778	—	778
Kierland Commons (50%)	04/01/27	3.98%	94,254	—	94,254
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,288	—	349,288
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	107,040	—	107,040
Tysons Corner Center (50%)	12/06/28	6.89%	351,264	—	351,264
Chandler Fashion Center (50.1%)	07/01/29	7.15%	137,221	—	137,221
West Acres - Development (19%)	10/10/29	3.72%	1,142	—	1,142
Tysons Tower (50%)	10/11/29	3.38%	94,715	—	94,715
Broadway Plaza (50%)	04/01/30	4.19%	213,077	—	213,077
Tysons VITA (50%)	12/01/30	3.43%	44,689	—	44,689
West Acres (19%)	03/01/32	4.61%	12,035	—	12,035
Total Fixed Rate Debt for Unconsolidated Assets		5.39%	$1,552,467	$—	$1,552,467
Paradise Valley I (5%)	10/29/26	8.07%	$—	$1,291	$1,291
Atlas Park (50%) (d)	11/09/26	9.32%	—	32,452	32,452
Paradise Valley Retail (5%) (d)	02/03/27	7.32%	—	880	880
Boulevard Shops (50%)	12/05/28	7.21%	—	11,826	11,826

Total Floating Rate Debt for Unconsolidated Assets		8.71%	$—	$46,449	$46,449
Total Debt for Unconsolidated Assets		5.49%	$1,552,467	$46,449	$1,598,916
Total Debt		5.46%	$6,452,467	$345,570	$6,798,037
Percentage to Total			94.92%	5.08%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt discounts and loan finance costs.

(b)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(c)The Company has completed transition of the property to a receiver, but is still the owner of record.

(d)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(e)As of March 31, 2025, there were no borrowings outstanding under the credit facility. Unamortized deferred finance costs of $10.7 million, which are netted against balances outstanding or reclassified as an asset when there are no borrowings on the credit facility, which was the case as of March 31, 2025.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of March 31, 2025

In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$245	—	$265	43.4% and 51% (d)	$125	—	$135	$12	2027/2029 (e)	6.75% - 7.75% (f)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, approx. 375,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$130	—	$150	100%	$130	—	$150	$23	2026/2027 (g)	12.5% - 13.5%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$30	2024/2025	16% - 18%
TOTAL		$459	—	$505		$297	—	$330	$65

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

(d)The Company's ownership percentage in the residential project is expected to be 43.4% until stabilization in 2029 and 51% thereafter. Ownership interest in the balance of the property other than the residential component is 51%.

(e)The community plaza/former Nordstrom is expected to open in 2027, and stabilization is estimated to occur in 2029 for residential and 2030-2031 for retail components.

(f)After considering estimated residential financing, the Company's estimated share of net equity is $70 - $80 million and the Company's estimated levered, stabilized yield is 7.0% - 8.0%.

(g)The majority of tenants are expected to open in 2026, with one anchor tenant expected to open in 2027.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2025, 2024 and 2023 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17
September 30, 2024	$18.33	$13.85	$0.17
December 31, 2024	$22.27	$17.29	$0.17
March 31, 2025	$21.12	$15.71	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43006
Santa Monica, California 90401	Providence, RI 02940-3006
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Assistant Vice President, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com